For period ended 6/30/17                                        Series 24, 47
File Number 811-7852

Sub-Item 77I:  Terms of new or amended securities
--------------------------------------------------------------------------------

The following portfolios for USAA Mutual Funds Trust commenced the offering of new funds as listed:


     New Funds
     --------------
     Nasdaq-100 Index Fund R6 Shares
     Ultra Short-Term Bond Fund R6 Shares



Effective as of MARCH 1, 2017.